SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTUIT INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTUIT INC.

NOTICE OF 2004 ANNUAL MEETING OF

STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend our 2004 Annual Meeting of Stockholders, which will be held at 8:30 a.m. Pacific Standard Time on December 9, 2004 at our offices at 2550 Garcia Avenue, Building 5, Mountain View, California.

We are holding the meeting to:

1.	Elect nine members to our Board of Directors;

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2005;

3.	Approve our 2005 Equity Incentive Plan; and

4.	Consider any other matters that may properly be brought before the meeting.

Items 1 through 3 are more fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders who owned our stock at the close of business on October 11, 2004 may vote at the meeting, or at any adjournment or postponement of the meeting. For 10 days prior to the annual meeting, a list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Mountain View. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.

Your vote is important. Whether or not you plan to attend the meeting, please submit your proxy either via the Internet, by phone, or by mail. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs.

By order of the Board of Directors,

LAURA A. FENNELL
Vice President, General Counsel and Corporate Secretary

Mountain View, California

October 22, 2004

INTUIT INC.

PROXY STATEMENT 2004 ANNUAL MEETING OF STOCKHOLDERS OF INTUIT INC.

This proxy statement contains a report issued by our Compensation Committee relating to executive compensation for fiscal 2004, a report issued by our Audit Committee relating to certain of its activities during fiscal 2004, and a chart titled “Company Stock Price Performance.” Stockholders should be aware that under SEC rules, these committee reports and the stock price performance chart are not considered “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by Intuit under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

INTUIT INC.

P.O. Box 7850
Mountain View, CA 94039-7850

PROXY STATEMENT

FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

Intuit’s Board of Directors is asking for your proxy for use at the Intuit Inc. 2004 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment or postponement of the Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We’re holding the Meeting on Thursday, December 9, 2004 at 8:30 a.m. Pacific Standard Time at our offices at 2550 Garcia Avenue, Building 5, Mountain View, California 94043. We have first sent copies of this proxy statement to Intuit stockholders beginning on October 22, 2004.

Record Date, Outstanding Shares and Quorum

Only holders of record of Intuit common stock at the close of business on October 11, 2004 (called the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 187,126,000 shares of common stock outstanding and entitled to vote, with approximately 1,050 stockholders of record and approximately 99,600 beneficial owners. We need a quorum to take action at the Meeting. We will have a quorum if a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of Intuit common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called “broker non-votes”) will also be counted as present in determining whether we have a quorum but are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter. Please note that banks and brokers cannot vote shares held on behalf of their clients on “non-routine” matters, such as Proposal 3 regarding the approval of Intuit’s 2005 Equity Incentive Plan.

If by the date of the Meeting we do not receive sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting Rights

Holders of our common stock are entitled to one vote for each share they owned on the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present (either in person or by proxy) at the Meeting. This means that the nine nominees with the most votes will be elected. Proposals 2 and 3 must be approved by a majority of the shares of common stock voted for or against the proposal. The Inspector of Elections appointed for the Meeting will tabulate all votes. The Inspector will separately tabulate yes and no votes, abstentions and broker non-votes for each proposal.

Intuit’s executive officers and directors have an interest in approval of Proposal 3 because they will be eligible for awards under the 2005 Equity Incentive Plan.

Voting and Revoking Proxies

Intuit’s Board of Directors is soliciting the proxy included with this proxy statement for use at the Meeting. All stockholders have three options for submitting their vote prior to the Meeting:

      •     via the Internet at www.proxyvote.com;

      •     by phone (please see your proxy card for instructions); or

      •     by mail, using the paper proxy card.

We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted—whether via the Internet or by phone or by mail—will be superseded by the vote that you cast at the Meeting. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this proxy statement or as otherwise specified by you. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1, and in favor of Proposals 2 and 3. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Whether you submit your proxy via the Internet, or by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. You may revoke a proxy by submitting a later-dated vote, in person at the Meeting. Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the entity holding your shares. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Laura A. Fennell, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850.

Soliciting Proxies

Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of $6,500 plus their expenses, which we estimate will be approximately $5,000. After the proxies are initially distributed, we’ll ask brokers, custodians, nominees and other record holders to forward copies of the proxy statement, proxy card and other materials to people for whom they hold shares of our common stock, and to request that the beneficial holders give them authority to complete and sign the proxies. We will reimburse record holders for reasonable expenses they incur in forwarding proxy materials to beneficial holders.

Voting Results

The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in our quarterly report on Form 10-Q for the fiscal quarter ending January 31, 2005.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one Intuit stock account, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and don’t participate in electronic delivery of proxy materials will receive only one copy of our Annual Report, Proxy Statement and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to receive separate proxy cards.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year, and you would like to have additional copies of our Annual Report and Proxy Statement mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560. You may also contact us at the address or phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call 1 (800) 542-1061 or send a written request to Investor Relations at the above address.

PROPOSAL 1–ELECTION OF DIRECTORS

Each of our directors stands for election on an annual basis. We do not have a classified or staggered Board. The Nominating and Governance Committee, consisting solely of independent directors as determined by the Board under NASDAQ listing standards, recommended the nine current directors set forth in Proposal 1 for nomination by our full Board. Based on that recommendation, our Board nominated such directors for election at the Meeting.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the nominees below.

Information about the Nominees

Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee resigns or is removed from the Board before then. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies will vote your shares to approve the election of any substitute nominee proposed by the Board.

Stephen M. Bennett (Age 50)

President and Chief Executive Officer, Intuit Inc.

Mr. Bennett has been President and Chief Executive Officer and a member of Intuit’s Board of Directors since 2000. Mr. Bennett also serves on the Executive Committee. Prior to joining Intuit, Mr. Bennett spent 23 years with General Electric Corporation. From December 1999 to January 2000, Mr. Bennett was an Executive Vice President and a member of the board of directors of GE Capital, the financial services subsidiary of General Electric Corporation. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 through June 1999. Mr. Bennett also serves on the board of directors of Sun Microsystems, Inc. He holds a Bachelor of Arts in Finance and Real Estate from the University of Wisconsin.

Christopher W. Brody (Age 59)

Chairman, Vantage Partners LLC

Mr. Brody has been an Intuit director since 1993 and is a member of the Audit Committee and the Compensation and Organizational Development Committee. Mr. Brody has been Chairman of Vantage Partners LLC, a private investment firm, since January 1999. From 1971 through 1998, Mr. Brody was a partner of Warburg, Pincus & Co., a venture capital and private equity investment firm. Mr. Brody also serves as a director of several privately held companies. Mr. Brody holds a Bachelor of Arts in English Literature from Harvard College and a Master in Business Administration from Harvard Business School.

William V. Campbell (Age 64)

Chairman of the Board of Directors, Intuit Inc.

Mr. Campbell has been an Intuit director since 1994 and is a member of the Executive Committee. He has served as Chairman of the Board since August 1998 and was Acting Chief Executive Officer from September 1999 until January 2000. He also served as Intuit’s President and Chief Executive Officer from April 1994 through July 1998. Mr. Campbell also serves on the boards of directors of Apple Computer, Inc. and Opsware, Inc. (a provider of Internet infrastructure services). Mr. Campbell holds a Bachelor of Arts in Economics and a Masters of Science from Columbia University, where he is a member of the Board of Trustees.

Scott D. Cook (Age 52)

Chairman of the Executive Committee, Intuit Inc.

Mr. Cook, a founder of Intuit, has been an Intuit director since 1984 and has been Chairman of the Executive Committee of the Board since August 1998. He served as Intuit’s Chairman of the Board from February 1993 through July 1998. From April 1984 to April 1994, he served as Intuit’s President and Chief Executive Officer. Mr. Cook also serves on the boards of directors of eBay Inc. and The Procter & Gamble Company. Mr. Cook holds a Bachelor of Arts in Economics and Mathematics from the University of Southern California and a Master in Business Administration from Harvard Business School, where he serves on the board of visitors of the Harvard Business School Foundation.

L. John Doerr (Age 53)

General Partner, Kleiner Perkins Caufield & Byers

Mr. Doerr has been an Intuit director since 1990 and is a member of the Nominating and Governance Committee. He has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. He is also a director of Amazon.com, Inc., Google Inc., Homestore.com, Inc. (a web-based home-related information company), palmOne, Inc., Sun Microsystems, Inc. and several privately held companies. Mr. Doerr holds a Bachelor of Science and a Master of Science in Electrical Engineering and Computer Science from Rice University and a Masters in Business Administration from Harvard Business School.

Donna L. Dubinsky (Age 49)

Former President and Chief Executive Officer, Handspring, Inc.

Ms. Dubinsky has been an Intuit director since 1999 and is a member of the Audit Committee. She has been President, Chief Executive Officer and a director of Handspring, Inc. since July 1998 when she co-founded the company through its merger with Palm Computing, Inc., in October 2003. From June 1992 to July 1998, Ms. Dubinsky was President and Chief Executive Officer of Palm Computing, Inc. Ms. Dubinsky also serves on the board of directors of palmOne, Inc. Ms. Dubinsky holds a Bachelor of Arts in History from Yale University and a Master in Business Administration from Harvard Business School.

Michael R. Hallman (Age 59)

President, The Hallman Group

Mr. Hallman has been an Intuit director since 1993 and is a member of the Audit Committee and the Compensation and Organizational Development Committee. Mr. Hallman has been President of The Hallman Group, a management consulting firm, since October 1992. Mr. Hallman was President and Chief Operating Officer of Microsoft Corporation from March 1990 through April 1992. Mr. Hallman is also a director of InFocus Corporation (a maker of computer-operated projection products), Watchguard Technologies, Inc. (an internet security solutions company) and Digital Insight Corporation (an application service provider for financial institutions). Mr. Hallman holds both a Bachelor and a Master in Business Administration from the University of Michigan.

Dennis D. Powell (Age 56)

Senior Vice President, Chief Financial Officer, Cisco Systems, Inc.

Mr. Powell has been an Intuit director since 2004 and is the Chairman of the Audit Committee. He joined Cisco Systems in 1997 and has served as the senior vice president and chief financial officer since May 2003. Prior to joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP for 26 years, most recently as a senior partner. Mr. Powell holds a Bachelor of Science in Business Administration with a concentration in accounting from Oregon State University.

Stratton D. Sclavos (Age 43)

President and Chief Executive Officer, VeriSign, Inc.

Mr. Sclavos has been an Intuit director since 2001 and is a member of the Nominating and Governance Committee. He has been President, Chief Executive Officer and a director of VeriSign, Inc. since July 1995. Mr. Sclavos is also a director of Juniper Networks, Inc. (an internet infrastructure systems provider), and Salesforce.com (a provider of customer relationship management services). Mr. Sclavos holds a Bachelor of Science in Electrical and Computer Engineering from the University of California, Davis.

CORPORATE GOVERNANCE

Overview

We regularly monitor corporate governance developments and review our policies, processes and procedures in light of these developments to ensure that we adhere to “best practices” in this arena. A key component of our efforts includes the reviewing of new federal laws that affect corporate governance, such as The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, NASDAQ and the NYSE, as well as evolving corporate governance best practices.

We maintain a corporate governance page on our company website that includes key information about corporate governance matters, including copies of our Corporate Governance Principles, Business Conduct Guide (our code of ethics for all employees, including our Company’s Senior Executive and Financial Officers), our Board Code of Ethics, and the charter for each Board committee. The corporate governance page can be found at www.intuit.com, by clicking on “About Intuit,” then “Investor Relations,” and finally “Corporate Governance.”

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles that are designed to ensure that the Board follows practices and procedures that serve the best interests of Intuit and our stockholders. The Nominating and Governance Committee is responsible for overseeing these Principles and making recommendations to the Board regarding any changes. These Principles address, among other things, the following topics:

•	Policy on Term Limits

•	Policy on Directors Who Change Job Status

•	Policy on Retirement

•	Succession Planning and Senior Leadership Development

•	Board Performance Evaluations

•	Director Orientation and Continuing Education

Director Independence and Audit Committee Qualifications

Our Board of Directors currently consists of nine directors. The Board believes that there should be a majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, serve as directors. The current Board members include six independent directors and three members of Intuit’s senior management.

Each of our directors—other than Messrs. Bennett, Campbell and Cook—qualifies as an “independent director” as defined under the published listing requirements of The NASDAQ Stock Market. The NASDAQ independence definition includes a series of objective tests. For example, an independent director may not be employed by us and may not engage in certain types of business dealings with Intuit. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by the company with regard to each director’s business and personal activities as they may relate to Intuit and Intuit’s management. In addition, as required by NASDAQ rules, the Board determined that the members of the Audit Committee each qualify as “independent” under special standards established by NASDAQ and the U.S. Securities and Exchange Commission (the “SEC”) for members of audit committees.

Each member of the Audit Committee is “financially literate” as required by NASDAQ rules. The Audit Committee also includes at least one member—Dennis D. Powell—who was determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules and to meet the qualifications of “financial sophistication” in accordance with NASDAQ rules. Stockholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board.

Board Responsibilities and Structure

The Board’s primary responsibilities are to select and oversee the Chief Executive Officer who, with senior management, runs Intuit on a day-to-day basis, and to monitor management’s performance to ensure that Intuit operates in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders. In addition, the Board periodically reviews Intuit’s long-range plan, business initiatives, capital projects and budget matters.

The Board also selects and appoints the Chairman of the Board. The Chairman may be a former officer of Intuit if the Board determines that this structure is in the best interests of Intuit and its stockholders. However, if the Chairman is also the chief executive officer, then the Board believes it should appoint a lead independent director. Currently, the Chairman of the Board is an employee of Intuit and previously served as Intuit’s chief executive officer.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors meet without management present at regularly scheduled executive sessions. With respect to independent director sessions, the independent directors designate an independent director to serve as “presiding director” to chair these sessions. In addition, the presiding director advises the Chairman of the Board with respect to agendas and information to be provided to the Board in connection with its meeting(s) for which such director is serving as presiding director and performs such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees report on their activities and actions to the entire Board.

In May 2003, we adopted a stock ownership requirement for our Board members under which all existing directors are required to own at least 3,000 shares of our common stock by May 2006 and any director joining the Board after May 2003 is required to own 3,000 shares of our common stock within three years of the date such director joins the Board. If any director does not meet the stock ownership requirement within the designated time frame, his or her Board cash compensation will be withheld and used to purchase Intuit stock on behalf of that director until the requirement is met.

Attendance at Board, Committee and Annual Stockholders Meeting

The Board expects that each director prepare for, attend and participate in all Board and applicable committee meetings and that each Board member ensures that other commitments do not materially interfere with his or her service on the Board. The time commitments of directors vary substantially with regard to their individual involvement with their primary positions, their involvement with other commercial, charitable and other organizations and otherwise. A director’s involvement with other boards is just one factor to be considered in deciding if a director can devote the time and attention necessary to be an informed and effective director.

The Board held four meetings in 2004. No director attended less than 75% of the meetings of the Board and the committees on which he or she served. Three directors attended the 2003 Annual Meeting of Stockholders. All directors are encouraged to attend the annual meetings of Intuit’s stockholders.

Board Committees and Charters

The Board currently has a standing Audit Committee, Compensation and Organizational Development Committee, Executive Committee, and Nominating and Governance Committee. The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee. Each member of the Audit, Compensation and Organizational Development, and Nominating and Governance Committees is an independent director as determined by the Board in accordance with NASDAQ standards. The Executive Committee is comprised solely of Board members who are also Intuit executive officers who are not independent directors. Each committee has a charter and periodically reviews its charter, as legislative, regulatory and other developments warrant. In addition, each committee may make additional recommendations to our Board for revision of its charter to reflect evolving best practices. Copies of each charter can be found at www.intuit.com by clicking on “About Intuit,” then “Investor Relations,” and finally “Corporate Governance.” Committee members are identified in the following table.

Compensation and
		Organizational		Nominating and
Director	Audit	Development	Executive	Governance

Stephen M. Bennett			X
Christopher W. Brody	X	X
William V. Campbell			X
Scott D. Cook			Chair
L. John Doerr				X
Donna L. Dubinsky	X
Michael R. Hallman	X	X
Dennis D. Powell	Chair
Stratton D. Sclavos				X

Audit Committee

The Audit Committee assists the Board in its general oversight of Intuit’s financial reporting, internal controls and audit functions, and is directly responsible for the selection, retention, compensation and oversight of the work of Intuit’s independent registered public accounting firm. Our head of Internal Audit reports to the Audit Committee on all substantive matters as required by the Internal Audit Charter. In fiscal 2004, the Audit Committee held fifteen meetings. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” on page 30 and “Appendix 1: Audit Committee Charter.”

Compensation and Organizational Development Committee

The Compensation and Organizational Development Committee aids the Board in meeting its responsibilities with respect to the review and approval of executive compensation and the oversight of organizational and management development for executive officers and other employees of Intuit. In addition to being independent under NASDAQ listing standards, each committee member is an “outside” director as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and a “Non-Employee Director,” as defined in Rule 16(b)-3 under the Securities Exchange Act of 1934. The committee met seven times in fiscal 2004 and also regularly acted by written consent. For more information, see the “Compensation Committee Report” on page 17.

Executive Committee

The Executive Committee, for which the Board adopted a formal charter at the end of fiscal 2004, serves as an administrative committee of the Board to facilitate the consideration by senior management and the Board of certain high-level business and strategic planning matters. The Executive Committee did not meet in fiscal 2004.

Nominating and Governance Committee

The Nominating and Governance Committee, which held three meetings in fiscal 2004, ensures that the Board is properly constituted to meet its fiduciary obligations to stockholders and Intuit, and that Intuit has and follows appropriate governance standards. The committee has adopted a process of identifying and evaluating nominees for director under which the committee evaluates candidates recommended by management, other Board members, or stockholders (if made in accordance with Intuit’s charter documents and applicable law). The committee evaluates stockholder-recommended candidates in the same manner as those candidates recommended by non-stockholders. The committee believes that, at a minimum, all nominees for Board membership should possess the highest ethics, integrity and values and be committed to representing the long-term interests of Intuit’s stockholders. In addition, the candidates should have broad, high-level experience in business, government, education, technology or public interest. They should also have sufficient time to carry out their duties as an Intuit director and have an inquisitive and objective perspective, practical wisdom and mature judgment. The committee will also consider additional factors—such as independence, diversity, expertise and specific skills, and other qualities that may contribute to the Board’s overall effectiveness—when evaluating nominees.

Consideration of new nominee candidates typically involves a series of discussions, a review of available information concerning the candidate, qualifications for Board membership established by the Nominating and Governance Committee, the existing composition of the Board, and other factors it deems relevant. In conducting its review and evaluation, the committee may solicit the views of management, other Board members and other individuals it believes may have insight into a candidate. During fiscal 2004 and in prior years Intuit neither employed a search firm nor paid fees to other third parties in connection with seeking or evaluating Board nominee candidates. In general, candidates for nomination to the Board are suggested by Board members or by our employees. The newest Board member, Dennis Powell, was elected in February 2004 after last year’s Annual Meeting of Stockholders. Mr. Powell was initially proposed as a candidate by our outside counsel.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company during fiscal 2004 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation and Organizational Development Committee.

STOCKHOLDER MATTERS

Stockholder Communications with the Board

The Board has delegated authority for receiving stockholder communications to the Nominating and Governance Committee. Any stockholder wishing to communicate with the Board may send communications by mail to: c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, M/ S 2700, Mountain View, California 94039-7850 or submit via our website at www.intuit.com by clicking on “About Intuit,” then “Investor Relations,” and finally “Corporate Governance.” The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the company for review and possible response.

Stockholder Nominations of Director Candidates

Our Nominating and Governance Committee will consider director candidates recommended by a stockholder. A stockholder seeking to recommend a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850 or via our website at www.intuit.com, by clicking on “About Intuit,” then “Investor Relations,” then “Corporate Governance” and finally, “Contact the Board.” You may also find a copy of the Nominating and Governance Committee’s “Process of Identifying and Evaluating Nominees for Director” at that webpage.

Stockholder Proposals or Nominations for the 2005 Annual Meeting of Stockholders

Under SEC rules, any stockholder who intends to present a proposal at Intuit’s next Annual Meeting of Stockholders must submit the proposal, in writing, so that Intuit receives it at our principal executive offices by June 24, 2005 in order for the proposal to be included in our proxy statement and proxy for the 2005 meeting. Any stockholder who wishes to bring a proposal before next year’s Annual Meeting of Stockholders, but does not seek to include it in our proxy materials, must provide written notice of the proposal to Intuit’s Corporate Secretary, at our principal executive offices, between August 26, 2005 and September 25, 2005. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request. Our bylaws are also on file with the SEC. For most proposals that are not submitted for inclusion in next year’s proxy statement but are instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if we receive notice of the proposal by September 7, 2005 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or if we do not receive notice of the proposal prior to the close of business on September 7, 2005. We may reject, rule out of order or take other appropriate action with respect to any proposal that we determine does not comply with these and other applicable requirements.

DIRECTOR COMPENSATION

Overview

Our three directors who are company employees—Messrs. Bennett, Cook and Campbell—receive no additional or special compensation for serving as directors. Our non-employee directors receive a combination of equity and cash compensation for serving on our Board.

Annual Retainer

Non-employee directors are paid annual retainers based on their roles on the Board. These annual retainers are paid quarterly, after each fiscal quarter of service. The annual retainers are as follows:

Position	Annual Amount

Board Member	$30,000
Audit Committee Chair	$30,000
Non-Chair Audit Committee Members	$15,000
Compensation and Organizational Development Committee Member	$15,000
Nominating and Governance Committee Member	$10,000

We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board or committee meetings.

Stock Option Plan for Non-Employee Directors

The Board adopted our 1996 Directors Stock Option Plan (the “Directors Plan”) on October 7, 1996 and our stockholders approved it on November 25, 1996. In fiscal 2004 we granted options to non-employee directors under the Directors Plan according to a non-discretionary formula. The formula provides a 45,000 share option grant when a non-employee director joins the Board and an annual 15,000 share option grant made each year on the anniversary of the original grant while the director continues to serve on the Board. Members of the Audit, Compensation and Organizational Development and the Nominating and Governance Committees receive a 5,000 share option grant when they join the committee and an additional 5,000 share option on each anniversary of the original committee grant. A director receives a committee grant for each one of the above committees on which she or he serves.

Initial grants vest over four years, at the rate of 25% on the first anniversary of the grant date and 2.0833% monthly after that until fully vested on the fourth anniversary of the grant date, provided the recipient remains a director of Intuit. Annual grants vest two years from the grant date, with 50% of the option shares vesting on the first anniversary of the grant date and the remaining 50% vesting pro rata over the next twelve months, so that the stock option is fully vested on the second anniversary of the grant date; provided that such director continues to serve as a director on the Board. Committee grants vest pro rata over twelve months and are fully vested on the first anniversary of the grant date. The exercise price for each option is the fair market value of Intuit’s common stock on the grant date.

The final stock option grant under the Directors Plan was made on August 1, 2004. The 2005 Equity Incentive Plan described in Proposal 3 on page 32 includes a non-discretionary formula for grants to non-employee directors. Assuming stockholders approve the 2005 Plan, future non-employee director awards will be made under the 2005 Plan. If stockholders do not approve the 2005 Plan, the Directors Plan will terminate and non-employee directors will be eligible to receive discretionary grants under our 2002 Equity Incentive Plan.

In fiscal 2004, six non-employee directors received grants under the Directors Plan. Mr. Sclavos received an annual grant in August 2003 and a committee grant in December 2003. Messrs. Brody and Hallman each received annual grants in November 2003 and two committee grants in January 2004. Mr. Doerr received an annual grant in November 2003 and a committee grant in December 2003. Ms. Dubinsky received an annual grant in February 2004 and a committee grant in January 2004. Mr. Powell received an initial grant and a committee grant in February 2004.

The following table lists the fiscal 2004 compensation for each non-employee member of our Board of Directors:

Non-Employee Director Fiscal Year 2004 Compensation

Compensation
and
			Organizational	Nominating and	Total Fiscal
		Audit	Development	Governance	Year 2004
Director Name	Board	Committee	Committee	Committee	Compensation

Christopher W. Brody	$30,000	$15,000	$15,000		$60,000
	15,000 options @	5,000 options @	5,000 options @		25,000 options
	$49.39 per share	$49.92 per share	$49.92 per share

L. John Doerr	$30,000			$10,000	$40,000
	15,000 options @			5,000 options @	20,000 options
	$49.39 per share			$52.157 per share

Donna L. Dubinsky	$30,000	$15,000			$45,000
	15,000 options @	5,000 options @			20,000 options
	$44.85 per share	$49.92 per share

Michael R. Hallman	$30,000	$15,000	$15,000		$60,000
	15,000 options @	5,000 options @	5,000 options @		25,000 options
	$49.39 per share	$49.92 per share	$49.92 per share

Dennis D. Powell*	$15,000	$15,000			$30,000
	45,000 options @	5,000 options@			50,000 options
	$45.24 per share	$45.24 per share

Stratton D. Sclavos	$30,000			$10,000	$40,000
	15,000 options @			5,000 options @	20,000 options
	$42.86 per share			$52.157 per share

*	Mr. Powell joined the Board in February 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table shows shares of Intuit’s common stock that we believe are owned as of October 1, 2004 by:

•	Each stockholder owning 5% or more of our common stock,

•	Each Named Officer (defined on page 22),

•	Each director, and

•	All current directors and executive officers as a group.

We calculated the “Percent of Class” based on 187,009,422 shares of common stock outstanding on October 1, 2004. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of October 1, 2004 (November 30, 2004) are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the number of shares of common stock beneficially owned by that person, as well as the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership(1)	of Class

Scott D. Cook(2)	15,950,347	8.4%
Barclays Global Investors, N.A.(3)	11,634,744	6.2
AXA Assurances I.A.R.D. Mutuelle(4)	12,709,981	6.8
Stephen M. Bennett(5)	1,904,171	1.0
Lorrie M. Norrington(6)	412,713	*
Raymond G. Stern(7)	247,962	*
Robert B. Henske(8)	248,194	*
Christopher W. Brody(9)	365,832	*
William V. Campbell(10)	971,146	*
L. John Doerr(11)	424,114	*
Donna L. Dubinsky(12)	138,814	*
Michael R. Hallman(13)	305,460	*
Dennis D. Powell(14)	3,750	*
Stratton D. Sclavos(15)	78,020	*
All current directors and executive officers as a group (19 people)(16)	21,558,739	11.1%

*	Indicates ownership of less than 1%.

(1)	Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is in care of Intuit at P.O. Box 7850, Mountain View, California 94039-7850.

(2)	Includes 15,099,858 shares held by trusts, of which Mr. Cook is a trustee, and 850,489 shares issuable upon exercise of options.

(3)	We obtained information about shares owned by Barclays Global Investors, N.A. (“Barclays”) from a Schedule 13G filed by Barclays PLC with the SEC reporting share ownership as of December 31, 2003. Barclays’ address is 45 Fremont Street, 17th Floor, San Francisco, California 94105.

(4)	We obtained information about shares owned by AXA Assurances I.A.R.D. Mutuelle, Inc. (“AXA”) from a Schedule 13G filed by AXA Financial, Inc. with the SEC reporting share ownership as of December 31, 2003. AXA reported sole voting power as to 4,867,650 shares and sole dispositive power as to 12,680,558 shares. In addition, AXA reported shared voting power as to 5,144,051 shares and shared dispositive power as to 29,423 shares. AXA Financial, Inc.’s address is 1290 Avenue of the Americas, New York, New York 10104.

(5)	Includes 1,710,827 shares issuable upon exercise of options held by Mr. Bennett and 190,311 restricted shares of common stock of which 115,311 shares are vested and 75,000 shares are subject to lapsing rights of repurchase.

(6)	Includes 411,105 shares issuable upon exercise of options held by Ms. Norrington.

(7)	Includes 245,180 shares issuable upon exercise of options held by Mr. Stern.

(8)	Includes 244,436 shares issuable upon exercise of options held by Mr. Henske.

(9)	Includes 215,832 shares issuable upon exercise of options held by Mr. Brody. Vantage Partners Inc., of which Mr. Brody is chairman and a stockholder, holds the remaining 150,000 shares.

(10)	Includes 895,852 shares issuable upon exercise of options held by Mr. Campbell.

(11)	Includes 197,083 shares issuable upon exercise of options held by Mr. Doerr. A trust, of which Mr. Doerr is a co-trustee, holds the remaining 227,031 shares.

(12)	Includes 135,791 shares issuable upon exercise of options held by Ms. Dubinsky. A trust, of which Ms. Dubinsky is a co-trustee, holds the remaining 3,023 shares.

(13)	Includes 209,832 shares issuable upon exercise of options held by Mr. Hallman. A family partnership, of which Mr. Hallman is a partner, holds 87,600 shares.

(14)	Represents shares issuable upon exercise of options held by Mr. Powell.

(15)	Represents shares issuable upon exercise of options held by Mr. Sclavos.

(16)	Includes 5,697,872 shares issuable upon exercise of options. Also includes shares and options held by the individuals described in Note 2 and Notes 5 through 15, plus an additional 8,541 shares and 499,675 options held by other executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires Intuit’s directors, executive officers, and greater-than-10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2004.

COMPANY STOCK PRICE PERFORMANCE

The graph below compares the cumulative total stockholder return on Intuit common stock for the last five full fiscal years with the cumulative total return on the S&P 500 Index and the Morgan Stanley High Technology Index for the same period. The graph assumes that $100 was invested in Intuit common stock and in each of the other indexes on July 31, 1999 and that all dividends were reinvested.

The comparisons in the graph below are based on historical data— with Intuit common stock prices based on the closing price on the dates indicated— and are not intended to forecast the possible future performance of Intuit’s common stock.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

AMONG INTUIT INC., THE S&P 500 INDEX
AND THE MORGAN STANLEY HIGH TECHNOLOGY INDEX

*	$100 invested on 7/31/99 in stock or index— including reinvestment of dividends. Fiscal year ending July 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

COMPENSATION COMMITTEE REPORT

The Compensation and Organizational Development Committee (the “Compensation Committee”) administers Intuit’s executive compensation program. To that end, the Compensation Committee oversees Intuit’s compensation plans and policies, annually reviews and approves compensation decisions for officers and administers Intuit’s stock compensation plans.

The Compensation Committee’s Charter reflects these various responsibilities. The Compensation Committee and the Board periodically review and revise the charter. You may find a copy of the charter posted on Intuit’s website at http://www.intuit.com/about  intuit/investors/corporate  gov.

The members of the Compensation Committee are Christopher W. Brody and Michael R. Hallman. each of whom is an “independent director” under the published listing requirements of The NASDAQ Stock Market, an “outside director” as defined in the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities and Exchange Act of 1934. The Board appoints Compensation Committee members.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues. The Compensation Committee also considers and takes action by written consent. The Total Rewards group in Intuit’s Human Resources Department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering Intuit’s compensation programs. The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee and determine the compensation of such persons.

Intuit Performance and Executive Compensation

Intuit’s pay for performance and performance management approach to executive compensation seeks to balance the interests of our three key stakeholders— employees, customers and stockholders by:

•	Rewarding leaders for their individual impact on Intuit’s progress against one-year operational and longer term strategic plans;

•	Reinforcing strategic and business plans to position Intuit for growth; and

•	Enhancing stockholder value over time.

An Intuit employee’s compensation varies based on his or her individual performance and the pool of funds made available for employees’ compensation varies based on Intuit’s overall performance. Each major compensation component is structured to provide significant differentiation based on individual performance. These major components generally are: base salary, an annual cash incentive award and stock incentives in the form of stock options. For strong performers Intuit’s philosophy is to provide total compensation to executives around the top half of the relevant market.

In fiscal 2004, the Compensation Committee engaged an outside compensation consulting firm to provide a comprehensive market study of Intuit’s executive compensation, including the Chief Executive Officer’s compensation. The comparator companies the Committee selected are primarily technology companies, some of which are included in the indices referenced in our performance graph on page 16, as well as labor market competitors and companies in other industries that reflect best practices. Over several months, the Compensation Committee met to review, discuss and analyze the data. During this time, the Committee consulted often with its outside compensation consultant and management, often asking for additional information.

The study showed that Intuit’s base pay and cash incentive compensation to executive officers and the Chief Executive Officer is competitive with the market. The study also showed that Intuit’s long-term incentive compensation to its executive officers in the form of stock option grants is competitive, but that the option gains are not. The Compensation Committee took these findings into account in determining total compensation for the executive officers and the Chief Executive Officer in the fiscal 2004 pay for performance review cycle.

In addition to the study, the Compensation Committee considered many factors when determining whether to increase an executive’s base salary and whether the executive should receive an annual incentive award. The Committee reviewed (1) the executive pay recommendations made by the Chief Executive Officer and the Chairman; (2) management’s talent and organizational assessment of Intuit’s leadership team and (3) other quantitative and qualitative factors, including the scope of the executive’s particular job, his or her performance in the job, the expected value of the executive’s future impact or contribution to Intuit’s success and growth and Intuit’s recent financial performance and market competitiveness. When assessing whether an executive should receive a stock option grant and the size of the grant, the Compensation Committee used the same factors plus retention considerations. In determining each one of these components, the Compensation Committee took account of the executive’s total compensation. In keeping with Intuit’s pay for performance and performance management compensation philosophy, not all executives received a salary increase, an annual incentive bonus or a stock option in the fiscal 2004 review cycle.

All final executive officer compensation decisions for the fiscal 2004 review cycle, including Mr. Bennett’s compensation package, were made by either the Compensation Committee, or the independent Board members attending the July 28, 2004 Board meeting based on the recommendations of the Compensation Committee. Please see “Intuit Performance and CEO Compensation” below for the final compensation decisions for Steve Bennett, Intuit’s Chief Executive Officer for Intuit’s annual fiscal 2004 pay for performance review cycle.

Intuit Performance and CEO Compensation

Mr. Bennett has served as President and Chief Executive Officer since January 2000. As described above, in fiscal 2004, the Compensation Committee engaged its outside compensation consultant to provide a market analysis of Mr. Bennett’s compensation and to assist the Compensation Committee in its review and assessment of Mr. Bennett’s compensation for the fiscal 2004 annual pay for performance review cycle.

The Compensation Committee considered many factors in its assessment of whether Mr. Bennett’s base salary should be increased, how much Mr. Bennett’s annual incentive award for his fiscal 2004 performance should be and what equity compensation awards Mr. Bennett should be awarded for his performance in fiscal 2004 and to encourage his future performance. In conducting this assessment, the Compensation Committee considered Intuit’s accomplishments under Mr. Bennett’s leadership during fiscal 2004. During fiscal 2004, Intuit achieved:

Excellent Fiscal 2004 Financial Performance

•	Revenue increased 13% from fiscal 2003

•	Pro forma* operating income up 19% over fiscal 2003

•	Pro forma* earnings per share up 20% over fiscal 2003

Stronger Business Portfolio

•	Outperformed its peer group and broader indices against several key financial growth and return measures over the last five years (see “Comparison of 5-Year Cumulative Return” chart on page 16)

•	Stronger business portfolio reflected by 5-year average annual growth rate of

•	19% in increased revenue

•	32% in increased pro forma* operating income

•	31% in increased pro forma* earnings per share

*	For a quantitative reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP, see Appendix 2 to this Proxy Statement.

Building High Performance Teams

•	Continued ramping of leadership development and upgrade of the leadership team and organizational talent

•	Recruited and promoted key executives to continually strengthen Intuit’s leadership team

•	Named again one of Fortune 100 Best Companies to Work For as well as national and local employer of choice recognition

Operational Excellence— Effective Execution

•	Outstanding execution against one-year operating and longer term strategic plans

•	Continued to strengthen controllership, internal audit and governance initiatives

•	Made significant improvements in business infrastructure

•	Made continued progress on customer satisfaction scores

In addition to these Intuit specific accomplishments, to arrive at Mr. Bennett’s compensation for his fiscal 2004 performance, the Compensation Committee reviewed Mr. Bennett’s job performance, the critical importance of Mr. Bennett’s position at Intuit, his continued and future potential contributions to Intuit’s success and growth, his total compensation received in fiscal 2004, and his long term incentive compensation.

•	Mr. Bennett’s base salary remained constant at $990,000;

•	he was awarded a $2,560,000 annual incentive bonus;

•	in accordance with his employment agreement a $100,000 contribution to Intuit’s Executive Deferred Compensation Plan on his behalf was approved as a retirement contribution for fiscal 2004; and

•	he was granted two stock incentive awards on July 31, 2004: an option for 225,000 shares and a restricted stock award for 25,000 shares. The option was granted at fair market value with three year vesting as to one third of the shares on the one year anniversary of the grant and monthly thereafter. The restricted stock bonus award was granted subject to a three year cliff vesting schedule providing that it would vest as to all of the shares on July 31, 2007. See the “Summary Compensation Table” on page 22.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to those executives whose compensation is detailed in the Summary Compensation Table (see page 22) is not tax deductible to Intuit unless certain requirements are met. Though not required by law to do so, Intuit has taken steps to meet those requirements so that certain compensation in excess of $1,000,000 is deductible.

For example, Intuit’s stockholder approved 2002 Equity Incentive Plan complies with the requirements of Section 162(m). The 2005 Equity Incentive Plan, pending approval by stockholders at this year’s Annual Meeting of Stockholders, will meet the requirements of Section 162(m). As described in Proposal 3 (see page 32), if stockholders approve the 2005 Plan, Intuit’s other stock compensation plans, including the 1998 Option Plan for Mergers and Acquisitions which does not comply with the requirements of Section 162(m), will terminate.

In addition, in order to ensure that annual cash incentive payments to its top paid executives would be deductible by Intuit, the company submitted the Senior Executive Incentive Plan (the “SEIP”) to stockholders for approval. Stockholders approved the SEIP at Intuit’s Annual Meeting of Stockholders in December 2002. The first bonuses under the SEIP were paid in fiscal 2004 to the Chief Executive Officer and the Executive Vice President in the amounts of $1,450,000 and $275,000, respectively, for their services in the second half of fiscal 2003. These amounts were fully deductible by Intuit. These officers’ bonuses for their services for all of fiscal 2004, in the amounts of $2,560,000 and $515,000, respectively, were paid in fiscal 2005 and were also fully deductible by Intuit.

The Chief Executive Officer received two restricted stock grants when he was hired in January 2000. The first grant of 150,000 shares vests over five years, as to 30,000 shares each year. The second grant of 75,000 shares vests over ten years, as to 7,500 shares each year. Each year when the Chief Executive Officer vests in these shares, the difference between the $0.01 per share he paid and the closing price of Intuit stock on the vesting date is taxable income to him. This taxable income is not deductible under Section 162(m). Thus, during fiscal 2004, Mr. Bennett received approximately $3,169,000 in compensation that will not be tax-deductible to Intuit due to the deductibility limitations of Section 162(m). This non-deductible amount was attributable to the taxable compensation resulting from annual vesting of 37,500 shares of the restricted stock awards and to the bonus for his services in the first half of fiscal 2003 which was paid to him in fiscal 2004 under the bonus plan in which he participated before the SEIP was implemented(which did not meet the requirements of Section 162(m)).

Intuit does not expect that the deductibility of compensation to officers other than the Chief Executive Officer in fiscal 2005 will be affected by the limitations of Section 162(m). Intuit expects that the only significant amount of non-deductible compensation paid to the Chief Executive Officer in fiscal 2005 will be attributable to the vesting of his new hire restricted stock award. However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Intuit may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Stock Compensation and Executive Officer Share Ownership

Stock options are a critical component of Intuit’s efforts to attract and retain executive officers and other employees. Generally, Intuit limits its option grants to new-hire, performance review and retention grants. Intuit grants options to provide a long-term incentive for the employee to remain with Intuit. Options provide value only if Intuit’s stock price increases (which benefits all stockholders), and only if the employee remains with Intuit until his or her options vest. Intuit’s standard practice is to grant options that vest over a three-year period.

Intuit is sensitive to the concerns of its stockholders regarding the dilutive impact of stock options. Accordingly, Intuit has designed its option grant practices to reflect an appropriate balance between stockholders’ dilution concerns and Intuit’s need to remain competitive by recruiting and retaining high-performing employees. Intuit’s equity plans have been shareholder approved, with the exception of the 1998 Option Plan for Mergers and Acquisitions. If approved, Proposal 3, which asks stockholders to approve adoption of the 2005 Equity Incentive Plan, would eliminate future awards under this 1998 Plan. Over the last three fiscal years:

•	Intuit has significantly reduced the number of shares it grants each year as equity awards;

•	Intuit has substantially reduced the number of shares it has available to grant each year; and

•	Intuit has reduced the overall dilution of its equity compensation plans.

Studies have shown that key officers who own shares positively influence stockholder return over time. Intuit’s executive officers are purchasing and holding more Intuit shares. Executive share ownership demonstrates the commitment of Intuit’s executives to the company.

Intuit’s mandatory share ownership program has been in place for over a year. The first phase of this program requires Senior Vice Presidents, the Executive Vice President and members of the Board of Directors to hold a minimum of 3,000 shares each and the Chief Executive Officer to hold a minimum of 100,000 shares by the later of May 2006 or three years from the date the individual is appointed to a position subject to the share ownership program.

To encourage officers subject to the mandatory ownership requirements to buy Intuit shares, Intuit launched a matching award program to provide an incentive to the Senior Vice Presidents and the Executive Vice President to purchase Intuit shares. For each two shares an executive subject to the ownership requirements purchases during the three year compliance period, Intuit will grant the executive a one share stock bonus award under the 2002 Plan in the form of stock units, up to a maximum of 1,500 shares. These matching awards vest as to 100% of the shares subject to the award four years after the award date, or on the officer’s death or disability and a pro-rata basis upon certain terminations of employment.

Conclusion— Our Commitment...

The Compensation Committee operates with a focus on the following:

•	We strive to ensure that Intuit’s compensation programs are fiscally responsible, market responsive and based on performance

•	We are dedicated to the Intuit Corporate Governance Principles

•	Guided by these principles we will continue to review and monitor senior management’s compensation and their development to produce the greatest value for the Company’s three stakeholders — employees, customers and stockholders.

As to Compensation Decisions Made on July 28, 2004 by the Independent Board Members:	As to All Other Compensation Decisions:

Christopher W. Brody Donna L. Dubinsky Dennis D. Powell Stratton D. Sclavos	Members of the Compensation and Organizational Development Committee Christopher W. Brody Michael R. Hallman

EXECUTIVE COMPENSATION

The following table shows compensation earned during fiscal 2002, 2003 and 2004 by Intuit’s Chief Executive Officer and Intuit’s other four most highly compensated executive officers for fiscal 2004. We call these individuals our “Named Officers.” The information in the table includes salaries, bonuses, stock options and restricted stock awards and other additional forms of compensation. For information about employment contracts, termination of employment and change-of-control arrangements between Intuit and the Named Officers, see “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” on page 25.

Summary Compensation Table

							Long-Term
	Annual Compensation						Compensation Awards

									Securities
					Other Annual		Restricted		Underlying		All Other
Name and FY04	Fiscal	Salary	Bonus		Compensation		Stock Award(s)		Options		Compensation
Principal Position	Year	($)	($)(1)		($)		($)		(#)		($)

Stephen M. Bennett	2004	990,000	2,560,000		396,187	(2)	936,000	(3)	225,000		2,500	(4)
President and CEO	2003	990,000	2,950,000		396,187	(2)	17,964,750	(5)	225,000	(6)	2,500	(4)
	2002	950,000	3,000,000		296,187	(2)	—		225,000	(6)	5,812	(4)
Lorrie M. Norrington	2004	570,000	519,023	(7)	591,274	(8)	11,142	(9)	150,000		2,500	(10)
Executive Vice President,	2003	510,000	552,585	(11)	306,049	(12)	12,209	(13)	150,000	(14)	2,500	(10)
Office of the CEO	2002	475,000	1,200,000	(15)	319,880	(16)	—		50,000	(6)	2,500	(10)
Robert B. Henske	2004	487,500	380,000		350,000	(17)	—		70,000		2,500	(10)
Senior Vice President	2003	277,084	300,000		100,000	(18)	60,825	(13)	400,000		2,500	(10)
and CFO	2002	—	—		—		—		—		—
Scott D. Cook	2004	475,000	400,000		—		—		—		—
Chairman of the	2003	450,000	400,000		—		—		—		—
Executive Committee	2002	450,000	400,000		—		—		500	(19)	1,995	(20)
Raymond G. Stern	2004	450,000	350,000		—		11,344	(21)	60,000		2,680	(22)
Senior Vice President,	2003	400,000	375,000		—		10,832	(13)	87,500	(14)	3,020	(22)
Strategy and CMO	2002	360,000	75,000		—		—		37,500	(6)	3,268	(22)

(1)	Unless otherwise indicated, for fiscal years 2003 and 2004 we paid bonuses under the Intuit Performance Incentive Plan (“IPI”) with the exceptions of bonuses paid to Mr. Bennett and Ms. Norrington. Mr. Bennett and Ms. Norrington received part of their bonuses for fiscal 2003 and all of their bonuses for fiscal 2004 under the Senior Executive Incentive Plan (“SEIP”) that was approved by stockholders in December 2002. In fiscal 2002 we paid all bonuses under the IPI. Both the IPI and SEIP are designed to tightly link an individual’s compensation with his or her individual performance, and to link total company compensation levels with Intuit’s performance. See the Compensation Committee Report on page 17.
(2)	Includes a $100,000 contribution by Intuit to Mr. Bennett’s deferred compensation account in each of fiscal years 2003 and 2004, and $296,187, which is the amount of interest on Mr. Bennett’s $4,375,000 loan from Intuit that would have been payable in each of fiscal 2002, 2003 and 2004 had the loan not been interest free. See “Related Transactions and Certain Relationships” on page 27 for additional disclosure on this loan.
(3)	Represents the value of a restricted stock units award for 25,000 shares to Mr. Bennett on July 31, 2004. This award vests as to all shares on July 31, 2007, if Mr. Bennett is continuously employed by Intuit through that date. Only vested shares will be issued under this award. The value of the restricted stock units is equal to the number of shares subject to the award multiplied by the closing stock price of $37.44 per share on July 30, 2004, as the grant date was not a NASDAQ trading date. See “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” on page 25.
(4)	Represents term life insurance premiums of $3,312 in fiscal 2002, and matching contributions under Intuit’s 401(k) retirement plan of $2,500 for each of fiscal years 2002, 2003 and 2004.

(5)	Represents the value of restricted stock units awarded to Mr. Bennett on July 30, 2003, the product of 425,000 shares multiplied by the closing price of $42.27 on July 20, 2003. This award vests as to 255,000 shares on July 31, 2006, and as to an additional 85,000 shares on each of July 31, 2007 and July 31, 2008. Only vested shares will be issued, and Intuit will not issue shares until the first day of the fiscal year in which Mr. Bennett is no longer Intuit’s Chief Executive Officer; provided, however, that Mr. Bennett may elect to receive up to 50% of the vested shares on an accelerated basis. As of July 30, 2004, using the same valuation methodology, the award’s value was $15,912,000. See “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” on page 25.
(6)	Represents options granted on July 31, 2002. At the same time the Compensation and Organizational Development Committee approved these grants, the Committee determined that it would award a second option grant to each of the officers for the same number of shares in early fiscal 2003. The Committee approved the second option grants on September 25, 2002.
(7)	Includes a fiscal 2004 bonus of $515,000 and a $4,023 bonus.
(8)	Includes a $300,000 contribution on Ms. Norrington’s behalf to the Intuit Inc. Executive Deferred Compensation Plan and $291,274 of interest that would have been payable in fiscal 2004 on $5,000,000 of a $5,500,000 loan from Intuit to Ms. Norrington had that portion of the loan not been interest free. See “Related Transactions and Certain Relationships” on page 27.
(9)	Represents the value of matching awards for 85 shares on June 15, 2004 and 185 shares on March 15, 2004. The matching units automatically vest four years after the grant date and shares will be issued on the vesting date unless the holder defers issuance of the shares to a date not later than the first day of the fiscal year following termination of employment with Intuit. The value of the matching units is equal to the number of shares subject to the award multiplied by the closing stock prices on the date of the awards of $40.34 per share as to 85 shares and $41.69 per share as to 185 shares. As of July 30, 2004, using the same methodology, the awards’ values were $3,182 and $6,926, respectively. The matching units do not have voting or dividend rights. See the discussion of “Stock Compensation and Executive Officer Share Ownership” in the Compensation Committee Report on page 17.

(10)	Represents matching contributions under Intuit’s 401(k) retirement plan.
(11)	Includes a fiscal 2003 bonus of $550,000 and a $2,585 bonus.
(12)	Includes $291,274, which is the amount of interest calculated at the applicable federal rate at the time the loan was made of 5.77% per year, compounded semi-annually, that would have been payable in fiscal 2003 on $5,000,000 of the $5,500,000 loan from Intuit to Ms. Norrington had that portion of the loan not been interest free, and $14,775 of relocation expenses. See “Related Transactions and Certain Relationships” on page 27.
(13)	Represents the value of matching awards granted on May 19, 2003 for Mr. Henske and June 13, 2003 for Ms. Norrington and Mr. Stern. The matching units are valued at the closing stock price of $40.55 on May 19, 2003 in the case of Mr. Henske and $45.90 per share on June 13, 2003 in the cases of Ms. Norrington and Mr. Stern, the dates of their respective awards. Mr. Henske was awarded 1,500 matching units; Ms. Norrington was awarded 266; Mr. Stern was awarded 236, these matching units valued at the closing stock price of $37.44 on July 30, 2004 are $56,160, $9,959, and $8,836, respectively. See footnote (9) above and the discussion of “Stock Compensation and Executive Officer Share Ownership” in the Compensation Committee Report on 17.
(14)	Includes an option granted on September 25, 2002 and an option granted on July 30, 2003. See footnote (6) above regarding the September 25, 2002 grant.
(15)	Includes a $750,000 anniversary bonus earned on July 31, 2002 under Ms. Norrington’s employment agreement and an additional bonus of $450,000 for her performance in fiscal 2002.
(16)	Includes $276,605 of relocation expenses. Also includes $43,275 of interest calculated at the applicable federal rate at the time the loan was made of 5.77% per year, compounded semi-annually, that would have been payable on $5,000,000 of the $5,500,000 loan from Intuit to Ms. Norrington had that portion of loan not been interest free. See “Related Transactions and Certain Relationships” on page 27.
(17)	Represents a $350,000 contribution on Mr. Henske’s behalf to the Intuit Inc. Executive Deferred Compensation Plan made pursuant to his employment agreement.
(18)	Represents a sign-on bonus paid to Mr. Henske upon joining Intuit.
(19)	Mr. Cook received this stock option grant under Intuit’s patent incentive program.

(20)	Represents a term life insurance premium.
(21)	Represents the value of matching awards of 29 shares on September 15, 2003, 117 shares on March 15, 2004 and 127 shares on June 15, 2004. The value of the matching units is equal to the number of shares subject to the award multiplied by the per share closing stock prices of $46.31 as to 29 shares, $41.69 per share as to 117 shares and $40.34 per share as to 127 shares. These matching units valued at the closing stock price of $37.44 on July 30, 2004 are $1,385, $4,380, and $4,754.88, respectively. See footnote (9) above and the discussion of “Stock Compensation and Executive Officer Share Ownership” in the Compensation Committee Report on page 17.
(22)	Represents term life insurance premiums of $768 in fiscal 2002, $520 in fiscal 2003 and $180 in fiscal 2004, and matching contributions under Intuit’s 401(k) retirement plan of $2,500 for each of fiscal years 2002, 2003 and 2004.

Option Grants in Last Fiscal Year

The following table shows information about stock option grants to the Named Officers during fiscal 2004. These options are included in the “Summary Compensation Table” on page 22. We granted all of these options under our 2002 Equity Incentive Plan at exercise prices equal to the fair market value of our common stock on the grant dates. The options expire seven years from their date of grant. They will terminate earlier if the holder terminates employment. SEC rules require us to show hypothetical gains that the Named Officers would have for these options at the end of their terms. We calculated these gains assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term as required by SEC rules. These rates of stock price appreciation are not Intuit’s estimate or projection of future stock prices.

	Individual Grants					Potential Realizable
						Value at Assumed
	Number of					Annual Rates of Stock
	Shares		% of Total			Price Appreciation for
	Underlying		Options Granted	Exercise		Option Term
	Options		To Employees	Price	Expiration
Name	Granted(#)		in Fiscal 2004	($/Sh)	Date	5%	10%

Stephen M. Bennett	225,000	(1)	3.2412	$37.44	07/30/11	$3,429,414	$7,991,993
Lorrie M. Norrington	150,000	(2)	2.1608	51.89	12/17/10	3,168,666	7,384,340
Robert B. Henske	45,000	(1)	0.6483	48.26	01/26/11	884,100	2,060,329
	25,000	(1)	0.3602	37.44	07/29/11	381,046	887,999
Scott D. Cook	—		—	—	—	—	—
Raymond G. Stern	60,000	(1)	0.8644	37.44	07/29/11	914,510	2,131,198

(1)	Of the shares subject to these options, one-third will vest on the first anniversary of the grant date. The remaining shares vest in 24 equal monthly installments, such that the option is fully vested three years after the grant date.
(2)	Of the shares subject to these options, half vest on the fourth anniversary of the grant date and the remainder vest on the fifth anniversary of the grant date.

Option Exercises in Last Fiscal Year

The following table shows information about the value realized on option exercises for each of the Named Officers during fiscal 2004, and the value of their unexercised options at the end of fiscal 2004. None of our Named Officers exercised stock options in fiscal 2004. Value at fiscal year end is measured as the difference between the exercise price and fair market value on July 30, 2004, which was $37.44, as July 31, 2004 was not a trading day for NASDAQ.

Aggregated Option Exercises in Fiscal 2004 and July 31, 2004 Option Values

			Number of Shares
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			Fiscal Year-End(#)		Fiscal Year-End($)
	Shares Acquired	Value
Name	On Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen M. Bennett	—	—	1,607,490	467,510	1,839,000	—
Lorrie M. Norrington	—	—	359,716	340,284	803,250	267,750
Robert B. Henske	—	—	199,990	270,010	—	—
Scott D. Cook	—	—	848,363	2,137	21,568,915	5,085
Raymond G. Stern	—	—	226,292	130,629	1,657,004	77,598

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have entered into the following employment contracts, termination of employment and change-in-control arrangements with our Named Officers:

Stephen M. Bennett

On July 30, 2003, we amended and restated Mr. Bennett’s original January 2000 employment contract. Under this agreement, Mr. Bennett’s base salary will be no lower than $990,000. Mr. Bennett is eligible for an annual performance bonus under our Senior Executive Incentive Plan (“SEIP”). He is paid a bonus only if he attains performance goals established by the Compensation and Organizational Development Committee. The SEIP is designed to meet the performance based compensation requirements under Section 162(m) of the Internal Revenue Code so that we may fully deduct Mr. Bennett’s bonuses. We also agreed to make an employer contribution to Mr. Bennett’s Executive Deferred Compensation Plan account for each year beginning with fiscal 2004 and ending with fiscal 2008. This fully vested contribution will be a minimum of $50,000, and we may increase the contribution based on his performance to up to $200,000. Mr. Bennett’s two loans from Intuit remain unchanged under this agreement. See “Related Transactions and Certain Relationships” on page 27.

Pursuant to this agreement, on July 30, 2003 we granted Mr. Bennett a 425,000 share restricted stock unit grant in the form of a stock bonus award under our 2002 Equity Incentive Plan. This award is structured to reflect Mr. Bennett’s commitment to remain at Intuit. To this end, the award will not begin to vest for three years from the date of grant. If Mr. Bennett remains employed with Intuit, 255,000 of his shares will vest on July 31, 2006 and thereafter he will vest as to an additional 85,000 on each of July 31, 2007 and July 31, 2008. We will only issue shares to Mr. Bennett after he has vested in them and not earlier than the first business day of the fiscal year following the fiscal year in which Mr. Bennett ceases to be our Chief Executive Officer or a Named Officer. However, Mr. Bennett may elect to have us issue 50% of shares that have vested on an earlier date.

Mr. Bennett can terminate the employment agreement at any time upon written notice to the Board of Directors. Intuit may terminate Mr. Bennett’s employment upon the written recommendation of two-thirds of the Board of Directors. Under the circumstances described below, Mr. Bennett is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.

If Intuit terminates Mr. Bennett other than for “cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Bennett terminates his employment for “good reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Bennett is entitled to (1) severance pay equal to six months of his then-current salary, (2) accelerated vesting of the remaining unvested shares subject to his two restricted stock grants in the aggregate of 225,000 shares that were awarded to him when he was hired in January 2000, (3) accelerated vesting of his 800,000 share stock option that was granted to him when he started employment at Intuit in January 2000 equal to those number of shares that would have vested over the next 12 months, and (4) a pro rata vesting of shares under his 425,000 restricted stock unit award based on the portion of time he has provided services over the full five year vesting period.

If Mr. Bennett’s termination occurs within two months before or 12 months after any change of control of Intuit, he will be entitled to (1) 12 months of his then-current salary, (2) his full target bonus for the year of termination, (3) accelerated vesting of all remaining unvested new hire restricted stock awarded to him in January 2000, (4) accelerated vesting of his new hire options granted to him in January 2000 that would have vested over the next 24 successive months, and (5) full vesting of his 425,000 restricted stock unit award.

Robert B. Henske

On December 30, 2002 Intuit entered into an employment agreement with Robert Henske. Under this agreement, Mr. Henske’s base salary will be no lower than $475,000. Mr. Henske is eligible for an annual performance bonus, with a target of 60% of his base salary. If he is employed on January 3, 2004, January 3, 2005 and January 3, 2006, we agreed to make fully vested employer contributions to Mr. Henske’s Executive Deferred Compensation Plan account in the amount of $350,000 during each of these years so long as Mr. Henske remains employed by Intuit.

Pursuant to this agreement, Mr. Henske was granted a new hire option for 400,000 shares that vests over three years.

Mr. Henske will be entitled to the following separation benefits if he signs a release and waiver of claims (1) a single lump sum severance payment equal to 18 months of his then current salary, (2) one and one-half times his target bonus for the then current fiscal year and (3) accelerated vesting of his new hire option that would have vested over the next 18 successive months, if (a) Intuit terminates Mr. Henske other than for “cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions), (b) Mr. Henske terminates his employment for “good reason” (which includes relocation or a reduction in duties, title or compensation), or (c) within one year after any change of control of Intuit, Mr. Henske is not a Section 16 officer of the surviving entity or acquirer or his employment ends for reasons other than cause or his resignation.

Lorrie M. Norrington

On December 18, 2003, the Compensation and Organizational Development Committee approved a Long-Term Compensation Program for Lorrie Norrington. Ms. Norrington was granted an option for 150,000 shares under this program. This option vests as to 50% on December 18, 2007 and 50% on December 18, 2008. We agreed to make employer contributions to Ms. Norrington’s Executive Deferred Compensation Plan account in July or August of 2004, 2005, 2006 and 2007 in the following amounts, respectively, $300,000, $400,000, $500,000 and $600,000. Each of these contributions vest over four years at a rate of 25% per year from the date the contribution is made provided that Ms. Norrington continues to serve as an employee.

On July 31, 2003, we amended and restated Ms. Norrington’s original July 31, 2001 employment contract. Under her amended and restated employment contract, Ms. Norrington’s base salary is $570,000. The amended agreement provides that Ms. Norrington’s annual performance bonus will be determined under our SEIP so that we may fully deduct Ms. Norrington’s bonuses. Ms. Norrington’s target bonus is 70% of her base salary, and is payable only upon attainment of performance goals established consistent with the stockholder approved SEIP and Code Section 162(m).

Ms. Norrington’s amended and restated employment agreement does not alter the terms of her loan with Intuit. See “Related Transactions and Certain Relationships” on page 27.

Ms. Norrington can terminate the employment agreement at any time upon written notice to the President and Chief Executive Officer. Intuit may terminate Ms. Norrington’s employment upon the written recommendation of two-thirds of the Board. If Intuit terminates Ms. Norrington other than for “cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions), or if Ms. Norrington terminates her employment for “good reason” (which includes relocation by Intuit or a reduction in duties, the Chief Executive Officer leaving within a certain period of time following execution of the employment agreement and her not being offered his position, title or compensation), Ms. Norrington is entitled to severance pay equal to 18 months of her then-current salary, a target bonus prorated for a period of 18 months, accelerated vesting equal to 18 months under her new hire stock option and a year in which to exercise that option, subject to her execution of a valid and binding release agreement.

Raymond G. Stern

On October 23, 1997, we issued an offer letter to Raymond Stern in which we committed to providing him with at least $1,000,000 of life insurance. We provide our eligible employees with life insurance of two times the employees’ annual base salary at the beginning of the fiscal year, up to a maximum of $1,000,000. At the beginning of the 2004 fiscal year, Mr. Stern’s base salary was $425,000, which made him eligible for $850,000 of life insurance under our standard benefits program. We paid for the $150,000 additional life insurance coverage to meet this obligation to Mr. Stern.

RELATED TRANSACTIONS AND CERTAIN RELATIONSHIPS

We have described below transactions that involved more than $60,000 between Intuit and an executive officer, director or 5% stockholder or any of their immediate family members that have been entered into since the beginning of fiscal 2004 or that involved indebtedness to or payments from Intuit during fiscal 2004. For information about compensation paid in connection with employment or Board service for Named Officers and directors, see “Executive Compensation” beginning on page 22, and “Director Compensation” beginning on page 11.

Related Transactions

In the past, we have approved loans for executive officers, most often for recruiting purposes in connection with their relocation and purchase of a residence near their place of work. These loans have generally been provided when the executive relocated to a higher-cost housing market, such as the San Francisco Bay area. All of the mortgages to the executive officers are secured by the homes they purchase. The Sarbanes-Oxley Act of 2002 prohibits us from making future loans to executive officers and from materially amending outstanding loans to executive officers.

Pursuant to Stephen M. Bennett’s January 24, 2000 employment agreement, Intuit provided Mr. Bennett, Intuit’s President and Chief Executive Officer, with a $4,375,000 relocation loan on February 17, 2000 to purchase a home close to Intuit’s corporate offices. The note is interest free for so long as Mr. Bennett is providing services to Intuit. The entire loan balance becomes due and payable 90 days following Mr. Bennett’s resignation or termination for cause, or two years following Mr. Bennett’s termination for any other reason, but in no event later than February 17, 2010. As of October 1, 2004, the outstanding principal balance on this loan was $4,375,000, which is the most principal Mr. Bennett owed under the loan since the beginning of fiscal 2004.

Intuit holds a $1,066,400 full recourse promissory note from Mr. Bennett. Intuit lent Mr. Bennett these funds to cover his tax liability due to the vesting of a total of 75,000 shares under the two restricted stock awards made to him in January 2000 of 225,000 shares. The note is full recourse and is secured by the 75,000 shares of Intuit stock worth $2,808,000 on July 31, 2004. Interest accrues at the rate of 2.72% per annum, compounded semiannually and is due each February. The entire loan balance becomes due and payable on the earliest to occur of the sale or other transfer of any of the 75,000 shares, 90 days following Mr. Bennett’s resignation or termination for cause, two years following Mr. Bennett’s termination for any other reason, or February 19, 2005. As of October 1, 2004, the outstanding principal balance on the loan was $1,066,400, which was the most principal Mr. Bennett owed under the loan since the beginning of fiscal 2004.

On February 23, 2004, the date that Mr. Bennett vested in an additional 37,500 shares under his new-hire restricted stock award made to him in January 2000, Intuit repurchased 17,157 of the shares that had vested on that date to enable Mr. Bennett to satisfy his federal and state tax withholding obligations resulting from the vesting of the shares. Intuit repurchased the shares at $44.64 per share, the closing price of Intuit’s stock on The NASDAQ Stock Market on February 23, 2004, for an aggregate amount of $765,888, all of which was transmitted to the taxing authorities.

Pursuant to Lorrie Norrington’s July 31, 2001 employment agreement, Intuit agreed to provide Ms. Norrington, an Executive Vice President of Intuit, with a $5,000,000 relocation loan to purchase a home close to Intuit’s corporate offices. In March 2002, the Compensation and Organizational Development Committee approved a $500,000 increase to the $5,000,000 agreed-upon loan amount for a total approved loan of $5,500,000. We funded the loan in June 2002. Under Ms. Norrington’s employment agreement, the original $5,000,000 principal amount of the loan is interest free through the earlier of June 2006, her date of resignation or date of termination for cause. Thereafter, annual interest accrues and is payable at 5.77% per year. Interest accrues on the remaining $500,000 at 5.77% per year, and interest payments are due on each September 30, beginning in 2002. In accordance with Ms. Norrington’s employment agreement, the entire loan balance becomes due and payable on the earliest to occur of four years from the date of her involuntary termination, termination without cause or termination for death or disability, six months from the date of her resignation or date of termination for cause or July 31, 2010. As of October 1, 2004, the outstanding principal balance on this loan was $5,500,000, which is the most principal Ms. Norrington owed under the loan since the beginning of fiscal 2004.

In October 2000, the Compensation and Organizational Development Committee approved a loan to Richard W. Ihrie, Intuit’s Senior Vice President and Chief Technology Officer, in connection with his purchase of a home close to Intuit’s corporate offices. The principal amount of the loan was $1,800,000 and the interest rate is 4.09% per year. Annual interest payments are due on August 1, beginning in 2001. In accordance with Mr. Ihrie’s offer letter, Intuit forgave the first interest payment of $78,156 that otherwise would have been due on August 1, 2001. The entire loan balance becomes due and payable 10 days following Mr. Ihrie’s termination for any reason other than death or permanent disability (in which event Mr. Ihrie would have 180 days to repay the loan), but in no event later than November 24, 2010. The most principal Mr. Ihrie owed under the loan since the beginning of fiscal 2004 was $1,800,000. As of October 1, 2004, the outstanding principal balance on this loan was $1,630,000, reflecting voluntary principal payments of $100,000 in August 2003 and $70,000 in September 2004.

In July 2004, Dennis Adsit, then a Senior Vice President of Intuit, repaid Intuit $1,048,280, the entire outstanding balance of his $1,030,500 loan from Intuit. Intuit lent Mr. Adsit the $1,030,500 towards the purchase of a house in September 2000. Intuit lent Mr. Adsit these funds in connection with his relocation to California at the time he joined Intuit. The loan required Mr. Adsit to make annual interest payments at 4.09%, subject to the interest rate reduction provisions of his relocation benefits agreement with Intuit. This agreement reduced Mr. Adsit’s obligation to pay interest under the note by 5% for the first year, 4% for the second year, 3% for the third year, 2% for the fourth year and 1% for the fifth year. The loan required Mr. Adsit to pay all principal and accrued interest under the loan no later than September 29, 2010 and earlier if Mr. Adsit’s employment terminated or if he sold the house that secured the loan. The largest aggregate amount of indebtedness outstanding during fiscal 2004 was $1,048,280. Mr. Adsit left Intuit employment in August 2004.

In December 2004, Thomas Allanson, then a Senior Vice President of Intuit, repaid Intuit $1,058,145.06, the entire outstanding balance of his $1,044,000 loan from Intuit. Intuit originally lent Mr. Allanson $1,305,000 as a bridge loan to purchase a house in October 2000. Intuit lent Mr. Allanson these funds in connection with his relocation to California at the time he joined Intuit. In April 2002, Mr. Allanson made a $261,000 principal payment and the Compensation and Organizational Development Committee approved the amendment and restatement of the loan to a mortgage with a $1,044,000 principal balance at an interest rate of 5.54% per year. Annual interest payments were due beginning in 2002. The loan required Mr. Allanson to pay all principal and accrued interest under the loan no later than April 30, 2012 and earlier if Mr. Allanson’s employment terminated or if he sold the house that secured the loan. The largest aggregate amount of indebtedness outstanding during fiscal 2004 was $1,101,837.60. Mr. Allanson left Intuit employment in February 2004.

Certain Relationships

Intuit is a large business organization, and we engage in thousands of purchase, sale and other transactions annually. We have various types of business arrangements with corporations and other organizations in which an Intuit director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship. We enter into these arrangements in the ordinary course of our business, and they typically involve Intuit receiving or providing goods or services on a non-exclusive basis and at arms-length negotiated rates or in accordance with regulated price schedules.

REPORT OF THE AUDIT COMMITTEE

We, the members of the Audit Committee, assist the Board of Directors in its oversight of Intuit’s financial accounting, reporting and controls. We also evaluate the performance and independence of Intuit’s independent registered public accounting firm. We operate under a written charter that both the Board and we have approved. We have included a copy of the current charter as Appendix 1 to this proxy statement. We would like to remind our stockholders that, although the Board has determined that each of us meets NASDAQ’s regulatory requirements for financial literacy and that Dennis Powell is an “audit committee financial expert,” and is financially sophisticated under NASDAQ requirements, we are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting the accounting and financial reporting principles and designing Intuit’s system of the internal control over financial report. Intuit’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the consolidated financial statements. We oversee the processes.

We reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2004 with management and the independent registered public accounting firm. We also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61, Communications with Audit Committees, as amended. We received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young their independence.

Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board of Directors that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2004. We also selected Ernst & Young LLP as our independent registered public accounting firm for fiscal 2005.

AUDIT COMMITTEE MEMBERS

Christopher W. Brody
Donna L. Dubinsky
Michael R. Hallman
Dennis D. Powell, Chairman

PROPOSAL 2–RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements for the fiscal year ending July 31, 2005, and we are asking stockholders to ratify our selection. Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2005.

Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

It is the policy of the Audit Committee to pre-approve at the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit Committee authorizes specific projects within categories of services, subject to a budget for each category. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent auditor and management report to the Audit Committee actual fees versus the budget periodically throughout the fiscal year. The Audit Committee pre-approved 100% of the audit and non-audit services performed by Ernst & Young for Intuit in fiscal 2004.

Audit and Non-Audit Fees Paid to Independent Registered Public Accounting Firm

The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young LLP for fiscal 2004 and 2003:

	Fiscal	Fiscal
Fee Category	2004	2003

Audit Fees	$1,296,000	$989,000
Audit-Related Fees	0	0
Tax Fees	950,000	1,884,000
All Other Fees	0	289,000

Total All Fees	$2,246,000	$3,165,000

Audit Fees

Consists of fees billed for professional services rendered for the audit of our financial statements, review of the interim financial statements included in quarterly reports, and in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.”

Tax Fees

Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include tax planning, assistance with the preparation of various tax returns, services rendered in connection with acquisitions and advice on other tax-related matters.

All Other Fees

Consists of other fees not reported in the above categories. In fiscal 2003, these services were in connection with business continuity planning.

For more information about Ernst & Young, please see the Audit Committee Report on page 30.

PROPOSAL 3–APPROVAL OF THE 2005 EQUITY INCENTIVE PLAN

General

We are asking stockholders to approve the Intuit Inc. 2005 Equity Incentive Plan (the “2005 Plan”). If approved by stockholders, the 2005 Plan will replace our three existing stock option plans, and will become Intuit’s only plan for providing stock-based incentive compensation to our eligible employees and non-employee directors. The 2005 Plan is intended to meet Intuit’s objective of balancing stockholder concerns about dilution with our need to continue to provide appropriate incentives to achieve company performance objectives.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” approval of the Intuit Inc. 2005 Equity Incentive Plan.

Approval of the 2005 Plan is intended to enable Intuit to achieve the following objectives:

1.	The opportunity for stockholders to review Intuit’s equity incentive plan annually. Following approval of the 2005 Plan, we intend to solicit stockholders annually for approval of our stock-based incentive compensation plan. This renewal cycle, commencing with our 2005 Annual Meeting, will give our stockholders the opportunity to evaluate and vote on our equity compensation plan and strategy.

2.	The continued ability of Intuit to offer stock-based incentive compensation to substantially all of Intuit’s eligible employees and non-employee directors, while maintaining our commitment to keep net annual dilution at less than 3% of total shares outstanding. We are requesting approval of 6,500,000 shares for the 2005 Plan.

3.	Assist Intuit in its management and reduction of its total stock incentive plan overhang. Our overhang will be reduced by the number of shares that are available for grants under all three of Intuit’s other stock option plans as those shares will no longer be available when those plans terminate on adoption of the 2005 Plan. As of September 30, 2004, there were over four million shares available for grant under these plans. Our overhang will also be reduced by those shares subject to outstanding awards under the three plans that expire as those shares will no longer be available for grant. Overhang will be further reduced over time, because the options issuable under the 2005 Plan will have a maximum permissible term of seven years, rather than ten years which is the current maximum term under our three existing plans.

4.	The elimination of Intuit’s non-stockholder-approved stock plan. Upon approval of the 2005 Plan by stockholders, the non-stockholder-approved 1998 Option Plan for Mergers & Acquisitions will terminate and no further grants will be made from that plan. In addition, the shareholder approved 2002 Equity Incentive Plan and the 1996 Directors Stock Option Plan will terminate. As a result, the 2005 Plan will be the only plan available for future grants to employees and non-employee directors.

5.	The ability to maintain a market competitive stock-based incentive program by making available various stock compensation awards including: stock options, restricted stock awards, restricted stock units, stock appreciation rights and stock bonus awards. The various awards available under the 2005 Plan will give Intuit greater flexibility to respond to market-competitive changes in equity compensation practices. Stock options priced at the full fair market value of Intuit common stock on the date of grant are our main form of equity compensation to our broad-based employee population and non-employee directors. Intuit has used equity vehicles other than stock options sparingly. We granted our CEO a restricted stock award at the time he was hired and since then we have granted him two restricted stock unit awards. In connection with our mandatory share ownership and matching unit program we have also granted certain senior vice presidents a restricted stock unit for one share (up to a 1,500 share maximum) for each two shares of Intuit stock the executive purchases.

6.	The furtherance of many compensation and governance best practices. The 2005 Plan prohibits stock option repricing, contains a 2,000,000-share limit on the number of shares that may be issued under stock compensation awards other than stock options or stock appreciation rights priced at full fair market value on the date of grant. The 2005 Plan does not contain an evergreen feature (evergreen features provide for automatic replenishment of authorized shares available under the plan). As noted above, if the 2005 Plan is approved by stockholders, Intuit’s 1998 Plan will terminate, and Intuit will no longer have any non-stockholder-approved equity compensation plans. Also reflective of our commitment to the furtherance of compensation and governance best practices, is our intention of providing stockholders the ability to annually review our stock compensation program.

Background on Stock Compensation at Intuit

We believe that employee stock ownership is a significant contributing factor in achieving superior corporate performance. Historically, Intuit has granted stock options to the vast majority of its newly hired employees and to its non-employee directors. The use of stock options has been a vital component of Intuit’s overall compensation philosophy. Recognizing that stock-based compensation is a valuable and limited resource, Intuit has actively managed its use of stock-based compensation. To that end and consistent with our general pay-for-performance compensation philosophy, only our highest performing employees receive annual stock option grants. While all employees are eligible for annual stock option grants, during our last two annual employee pay for performance review cycles, fewer than half of our employees received stock option grants based on their performance.

We believe that broad-based stock options, a critical component of Intuit’s long-term employee incentive and retention program, have been very effective in enabling us to attract and retain the talent critical for innovation and growth. Stock options align employees’ interests directly with those of other stockholders, as they reward employees only upon improved stock price performance because an increase in stock price after the date of award is necessary for employees to realize any value. Without stock options, Intuit would be at a disadvantage against competitor companies to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to the future success of the company. We continually evaluate the merits of other equity vehicles and believe that stock options are currently the best vehicle for aligning the interests of our employees with those of stockholders.

Intuit is aggressively managing its stock-based incentive compensation. We are committed to keeping net annual dilution to less than 3% of shares outstanding at the end of the fiscal year. Over the last two fiscal years, our net annual dilution from stock options has averaged under 3%. We also actively manage our total overhang.

We strongly believe that our stock-based incentive programs and emphasis on employee stock ownership have been integral to our success in the past and will continue to be important to our ability to achieve consistently superior performance in the years ahead. We believe that consistently superior performance is achieved through the ability to attract, retain and motivate the employee talent critical to attaining long-term improved company performance and stockholder returns. Therefore, we consider approval of the 2005 Plan vital to Intuit’s continued success.

Purpose of 2005 Plan

The 2005 Plan will allow Intuit, under the direction of the Compensation and Organizational Development Committee (the “Committee”), to make broad-based grants of stock options, restricted stock awards, restricted stock units, stock appreciation rights and stock bonus awards to employees and non-employee directors. The purpose of these stock awards is to attract and retain talented employees and non-employee directors, further align their interests and those of our stockholders and to continue to link employee compensation with Intuit’s performance.

Key Terms

The following is a summary of the key provisions of the 2005 Plan.

Plan Term:	December 9, 2004 to December 9, 2006

Eligible Participants:	Employees of Intuit and its subsidiaries, non-employee directors of Intuit and its consultants are eligible to receive awards under the 2005 Plan. The Committee will determine which individuals will participate in the 2005 Plan. As of July 31, 2004, there were approximately 7,000 employees and six non-employee directors who would be eligible to participate in the 2005 Plan.

Shares Authorized:	6,500,000, subject to adjustment only to reflect stock splits and similar events

Award Types:	(1) Non-qualified and incentive stock options
(2) Restricted stock awards
(3) Restricted stock units
(4) Stock appreciation rights
(5) Stock bonus awards
Share Limit on Awards:	No more than 2,000,000 shares may be granted under the plan as stock compensation awards other than stock options or stock appreciation rights granted at an exercise price equal to fair market value of the underlying stock on the date of grant.

162(m) Share Limits:	So that awards may qualify under Section 162(m) of the Tax Code, which permits performance-based compensation meeting the requirements established by the IRS to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain specified senior executives, the 2005 Plan limits awards to individual participants as follows:
(1) No more than three million shares may be made subject to awards granted to an employee in the year of his or her hire; and
(2) No more than two million shares may be made subject to awards granted to an employee in any other year.
These limits are greater than the number of options that Intuit has granted to any individual in the past. We do not currently intend to significantly increase our equity awards to executive officers.

Vesting:	Determined by the Committee. Options will generally vest over three years.

Award Terms:	Stock options and stock appreciation rights will have a term no longer than seven years.

Repricing Prohibited:	Repricing, or reducing the exercise price of a stock option or stock appreciation right without stockholder approval is prohibited.

Non-Employee Director Awards

The 2005 Plan grants stock options to non-employee directors according to a non-discretionary formula. The formula provides that non-employee directors who have not yet received their annual grant in calendar 2004 will be granted a 15,000-share option grant on the date the 2005 plan is approved by stockholders. When a non-employee director joins the Board, he or she will receive a 45,000-share option grant on that date and an annual 15,000 share option grant each year on the anniversary of the original grant. Members of the following Board Committees: Audit, Compensation and Organizational Development, Nominating and Governance, will receive a 5,000 share grant when they join the committee and an additional 5,000-share option grant on each anniversary of the original grant. A non-employee director receives a committee grant for each one of the above committees on which he or she serves. The exercise price for each option granted to a non-employee director is the fair market value of Intuit’s stock on the grant date.

Initial non-employee director grants vest over four years at the rate of 25% on the first anniversary of the grant date and 2.0833% monthly after that until fully vested on the fourth anniversary of the grant date. Annual grants vest over two years, with 50% of the option shares vesting on the first anniversary of the grant date and the remaining 50% vesting pro rata over the next twelve months, so that the stock option is fully vested on the second anniversary of the grant date. Committee grants vest pro rata over twelve months and are fully vested on the first anniversary of the grant date. The grants vest while the recipient remains in service.

New Plan Benefits

The following table shows, in the aggregate, the number of shares that would be made automatically in fiscal 2005 to our six non-employee directors pursuant to the 2005 Plan option grant formula for non-employee directors.

Name and Position	Dollar Value($)	Number of Units
Non-Employee Directors	Fair Market Value on date of grant	130,000

Future awards under the 2005 Plan to executive officers and employees, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Vesting and Exercise of Stock Options and Stock Appreciation Rights

The exercise price of stock options or stock appreciation rights granted under the 2005 Plan may not be less than the fair market value (the closing price of Intuit stock on the day of grant, and if that is not a trading day the last closing price of Intuit stock prior to the date of grant) of the common stock on the date of grant in order not to be counted against the 2,000,000 discount award limit. On July 31, 2004, the market value of our stock was $37.44 per share. The term of these awards may not be longer than seven years. The Committee will determine at the time of grant when each such award becomes vested and/or exercisable.

Vesting of Restricted Stock Awards, Restricted Stock Unit Awards and Stock Bonus Awards

The Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards and stock bonus awards contingent upon continued employment with Intuit, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Tax Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be one of the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award:

• Net revenue and/or net revenue growth	• Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth
• Operating income and/or operating income growth	• Net income and/or net income growth
• Earnings per share and/or earnings per share growth	• Total stockholder return and/or total stockholder return growth
• Return on equity	• Operating cash flow return on income
• Adjusted operating cash flow return on income	• Economic value added
• Individual business objectives

To the extent that an award under the 2005 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.

Transferability

Awards granted under the 2005 Plan are not transferable except by will or the laws of descent and distribution except that the Committee may consent to permit the transfer of a non-qualified stock option. The 2005 Plan specifically prohibits transfers by an individual for consideration.

Administration

The Committee will administer the 2005 Plan. The Committee will select the individuals who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2005 Plan, establish the terms, conditions and other provisions of the grants. The Committee may interpret the 2005 Plan and establish, amend and rescind any rules relating to the 2005 Plan. The Committee may delegate to a committee of one or more directors or to Intuit officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers.

Amendments

The Board may terminate, amend or suspend the 2005 Plan, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to:

(1)	Increase the number of shares that may be issued under the 2005 Plan;

(2)	Permit the repricing of outstanding stock options or stock appreciation rights under the 2005 Plan;

(3)	Amend the 2,000,000 maximum shares that may be issued as awards other than stock options or stock appreciation rights granted at the current fair market value on the date of grant under the 2005 Plan;

(4)	Extend the term of the 2005 Plan;

(5)	Change the class of persons eligible to participate in the 2005 Plan; or

(6)	Otherwise implement any amendment to the 2005 Plan required to be approved by stockholders under NASDAQ rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of Intuit’s common stock, or any similar event affecting Intuit’s common stock, the Committee shall adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the 2005 Plan, the number and kind of shares subject to outstanding awards under the 2005 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Intuit on outstanding awards granted under the 2005 Plan shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the 2005 Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

U.S. Tax Consequences

Stock option grants under the 2005 Plan may be intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code or may be non-qualified stock options governed by Tax Code Section 83. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the company. Intuit’s practice has been to grant non-qualified stock options. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. Intuit will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and Intuit will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Intuit may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock awards, stock bonus awards and restricted stock units are governed by Section 83 of the Tax Code. For restricted stock awards generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. For stock bonus awards and restricted stock units, the award becomes taxable when the shares are issued. Income tax is paid on the value of the stock or units when the shares are issued, and then at capital gain rates when the shares are sold.

As described above, awards granted under the 2005 Plan may qualify as “performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by Intuit with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of Intuit’s five most highly compensated executive officers. To so qualify, options and other awards must be granted under the 2005 Plan by a committee consisting solely of two or more “outside directors” (as defined under regulations) and satisfy the 2005 Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify as “performance-based compensation,” the issuance or vesting of the award, as the case may be, must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

For a discussion of Intuit’s executive compensation philosophy, see the “Compensation Committee Report” at page 17.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of July 31, 2004, concerning securities authorized for issuance under all of Intuit’s equity compensation plans, excluding the additional shares we’re proposing to add to the 2005 Equity Incentive Plan that are subject to stockholder approval at the Meeting:

	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available
	Issued Upon	Exercise	for Future Issuance
	Exercise Of	Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants and	Warrants	Reflected in
Plan Category	Rights	And Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)(4)	32,070,534	$37.1730	3,746,688	(2)(5)
Equity compensation plans not approved by security holders	1,729,089 (3)	39.3538	2,229,583	(6)

Total	33,799,623	37.2845	5,976,271

(1)	Does not include the additional shares we are asking our stockholders to approve for issuance under the 2005 Equity Incentive Plan.

(2)	Includes 1,904,706 shares available for issuance under our 2002 Equity Incentive Plan, 21,875 shares available for issuance under our Directors Plan, and 1,820,107 shares available for issuance under our 1996 Employee Stock Purchase Plan.

(3)	Reflects options outstanding under our 1998 Option Plan for Mergers and Acquisitions. See below for a description of this plan.

(4)	Intuit has assumed options held by employees of several companies that we acquired. Of these assumed options, an aggregate of 148,093 shares at a weighted-average exercise price of $23.0146 per share were outstanding at July 31, 2004. These options are not included in the table.

(5)	Of these shares, an aggregate of 500,000 shares may be issued annually as restricted stock awards or stock bonuses under our 2002 Equity Incentive Plan, including any matching units granted under Intuit’s Executive Share Ownership and Matching Unit Program (less any shares subject to options that have been granted at a price less than fair market value on the date of grant).

(6)	Available shares reserved for issuance under the 1998 Option Plan for Mergers and Acquisitions.

EQUITY COMPENSATION PLANS NOT APPROVED BY SECURITY HOLDERS

1998 Option Plan for Mergers and Acquisitions

If the 2005 Equity Incentive Plan is approved, the 1998 Option Plan for Mergers and Acquisitions (the “1998 Plan”) will terminate and no new options will be granted under the 1998 Plan.

In November 1998, our Board of Directors adopted the 1998 Plan to grant non-qualified stock options to individuals Intuit hires as a result of acquisitions of, or mergers with, other companies. Options granted prior to the termination of the 1998 Plan would remain outstanding in accordance with their terms. The 1998 Plan was designed to meet the “broadly based plans” exemption from the stockholder approval requirement under The NASDAQ Stock Market listing requirements that were then in place. Accordingly, we did not seek stockholder approval of the 1998 Plan.

Shares Subject to the 1998 Plan. We have reserved 6,000,000 shares for issuance under the 1998 Plan. If any option granted under the 1998 Plan expires or terminates for any reason without being exercised in full, the unexercised shares return to the 1998 Plan and become available for future issuance under it. Both the number of shares available for future grants and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, combinations, or other changes in capitalization as described in the 1998 Plan.

Other Plan Terms. Options under the 1998 Plan can only be granted to employees, officers, consultants, independent contractors and advisors of Intuit or any parent, subsidiary or affiliate of Intuit hired as a result of a merger or acquisition and within 18 months following the completion of that acquisition or merger. The Compensation and Organizational Development Committee administers the 1998 Plan and determines which eligible individuals receive awards and the terms and conditions of the awards. The Committee has delegated to the Chief Executive Officer the authority to grant stock options under this plan to certain employees and consultants. All options have an exercise price not less than the fair market value of Intuit common stock on the date of grant. Options granted from inception through April 2002 generally become exercisable over a four-year period based on continued service, and expire ten years after the grant date. Beginning in May 2002, options typically vest over a three-year period and expire seven years after the grant date. Options granted to officers hired as a result of a merger or acquisition cannot exceed 45% of all shares reserved for grant under the 1998 Plan. The 1998 Plan does not comply with the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. If Intuit were acquired and the acquiring corporation did not assume or replace the awards granted under the 1998 Plan, or if Intuit were to liquidate or dissolve, all outstanding awards would become fully vested at such time and on such conditions as the Board shall determine, and the awards would expire at the closing of the transaction or at the time of dissolution or liquidation. If Intuit is acquired and the acquiring company assumes the outstanding options under the Plan, options granted on or after May 31, 2002 accelerate as to 12 months of vesting if the optionee is terminated within one year following the acquisition. The Compensation and Organizational Development Committee may at any time terminate or amend the 1998 Plan in any respect; provided, however, that no amendment that is detrimental to a plan participant may be made without the consent of the participant, and provided further that, under rules of The NASDAQ Stock Market, any material amendment receives stockholder approval.

APPENDIX 1

INTUIT INC.

CHARTER OF THE
AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS

July 28, 2004

A.	PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Intuit Inc. (the “Company”) is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s financial accounting, reporting, and controls. The Committee’s principal functions are as follows:

•	Oversee the Company’s relationship with its independent auditors, including selecting, evaluating and setting the compensation of the independent auditors and overseeing the qualifications, independence and performance of the independent auditors.

•	Oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

•	Monitor the performance of the Company’s internal audit function.

The independent auditors shall report directly to the Committee.

In order to serve these functions, the Committee shall have direct access to Company personnel and documents, and shall have authority to conduct any investigation into any matters appropriate to fulfilling its responsibilities. The Committee may retain, at the Company’s expense, special legal, accounting or other consultants, experts and advisers of its choice that it deems necessary in the performance of its duties. The Company shall provide appropriate funding to the Committee, as determined by the Committee in its capacity as a committee of the Board, for payment of (1) compensation to the independent auditors for services approved by the Committee, (2) compensation to any outside advisers retained by the Committee pursuant to this Charter, and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to conduct audits or determine whether the Company’s financial statements are complete and prepared in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

B.	MEMBERSHIP

Members of the Committee and a Chairman of the Committee (if any) shall be appointed by the Board based upon the recommendation of the Nominating and Governance Committee, and may be removed by the Board in its sole discretion.

The Committee shall consist of at least three members of the Board. Each member shall be an “independent” Board member, as defined in the applicable rules and regulations of The Nasdaq Stock Market (the “Rules”). In addition, Committee membership shall comply with any applicable regulatory requirements governing Committee membership and qualifications (e.g., Securities and Exchange Commission (“SEC”) requirements and other requirements set forth in the Rules).

C.	RESPONSIBILITIES

The Committee shall have the following responsibilities, and it may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

      1.     Responsibilities Relating to Independent Auditors

•	The Committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditors. The Committee shall have the authority and responsibility to determine the compensation of, and oversee the performance of, the independent auditors, and shall also resolve any disagreements between management and the independent auditors regarding financial reporting.

•	The Committee shall review the continuing independence of the independent auditors, including obtaining and reviewing, on at least an annual basis, a letter from the independent auditors delineating all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, actively engaging in a dialog with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors, and taking, or recommending to the Board, appropriate action to oversee the independence of the auditors.

•	The Committee shall establish a policy restricting hiring by the Company of employees of its current and former independent auditors.

•	The Committee shall review the general scope and plan for the independent auditors’ annual audit.

•	The Committee shall pre-approve all services permitted by applicable law to be provided by the Company’s independent auditors to the Company and/or any of its subsidiaries. The Committee shall establish pre-approval policies and procedures, as permitted by applicable law and the rules and regulations of the SEC, for the engagement of independent auditors to render services to the Company, which may include but not be limited to policies that would allow the delegation of pre-approval authority to one or more members of the Committee, provided that the pre-approval decision is presented to the Committee at its next regularly scheduled meeting.

•	The Committee shall discuss with the independent auditors and the Company’s financial management the results of the annual audit, including comments or recommendations of the independent auditors outlined in the auditors’ annual management letter.

•	The Committee shall meet at least quarterly with the Company’s independent auditors, without members of management present.

      2.     Responsibilities Relating to the Internal Audit Department

•	The Committee shall annually review the Company’s Internal Audit Department, including the proposed audit plans for the coming year. The Committee shall also annually assess the Company’s Internal Audit Department, including its independence from management and authority.

•	The Committee shall review significant reports prepared by the Internal Audit Department.

•	The Committee shall meet at least twice each year with the Company’s Internal Audit Department, without members of management present, to discuss any matters that the Committee deems necessary or advisable in connection with fulfilling its responsibilities.

      3.     Review Procedures

•	In consultation with management, the independent auditors and the Internal Audit Department, the Committee shall consider the integrity of the accounting and financial reporting processes and controls of the Company. This consideration shall encompass (1) meeting periodically with the independent auditors, the internal auditors, and financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures; and (2) reviewing significant findings prepared by the independent auditors and the internal auditors, together with management’s responses.

•	The Committee shall review, prior to releasing to the public, the type of financial information, and the presentation of that information, to be included in the Company’s annual earnings releases, as well as the annual financial statements to be included in the Company’s Form 10-Ks. This review shall include a discussion of the matters required to be addressed by SAS 61, including (1) discussions with management and the independent auditors concerning any significant issues regarding accounting principles, practices and judgments (including any changes in accounting principles), and (2) discussions with the independent auditors’ concerning their judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	The Committee shall perform similar reviews with respect to the Company’s Form 10-Qs and quarterly earnings press releases.

•	In connection with the Committee’s review of the quarterly and annual financial statements, the Committee shall discuss with management and the independent auditors the Company’s selection, application and disclosure of critical accounting policies, any significant changes in the Company’s accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Company.

•	In connection with the Committee’s review of the annual financial statements, the Committee shall obtain and review a report from the independent auditors addressing: (1) all critical accounting policies and practices used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of each alternative and the treatment preferred by the independent auditors, and (3) other material communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	The Committee shall recommend to the Board whether the annual financial statements should be included in the Annual Report on Form 10-K, based on (1) the Committee’s review and discussion with management of the annual financial statements, (2) the Committee’s discussion with the independent auditors of the matters required to be discussed by SAS 61, and (3) the Committee’s review and discussion with the independent auditors of the independent auditors’ independence and the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1.

•	The Committee shall review and assess the adequacy of this Charter at least once annually and shall make recommendations to the Board where appropriate to amend this Charter. The Committee shall publish this Charter with its proxy statement at least every three years, or when significant amendments occur.

•	The Committee shall review and approve all related party transactions for which Committee approval is required by applicable law (including SEC rules and the Rules) that are brought to the Committee’s attention.

      4.     Other

•	The Committee shall establish procedures to receive and process complaints regarding accounting, internal accounting controls or auditing matters, and for employees to make confidential, anonymous complaints regarding questionable accounting or auditing matters, as may be required by applicable law.

•	The Committee shall annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the SEC, as they may be amended from time to time.

•	The Committee may perform any other activities that are consistent with this Charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

D.     OTHER MATTERS

Meetings of the Committee shall be held from time to time as determined by the Board and/or the members of the Committee. The Committee will maintain written minutes of its meetings, which will be filed with the Company’s minute book along with the minutes of the meetings of the Board. The Committee shall regularly report to the Board on significant matters related to the Committee’s responsibilities.

APPENDIX 2

Reconciliation of Pro Forma Financial Measures to Most Directly Comparable GAAP Measures

	PRO FORMA	ADJUSTMENTS	GAAP
(In thousands, except per share amounts; unaudited)
Fiscal 1999
Operating income	$124,799	$(89,848)(a)	$34,951
Operating margin	15.6%	-11.2%(a)	4.4%
Net income	$89,744	$296,820(b)	$386,564
Diluted net income per share	$0.45	$1.48(b)	$1.93
Fiscal 2000
Operating income	$170,937	$(158,523)(c)	$12,414
Operating margin	17.4%	-16.1%(c)	1.3%
Net income	$144,958	$160,703(d)	$305,661
Diluted net income per share	$0.69	$0.76(d)	$1.45
Fiscal 2001
Operating income (loss)	$181,635	$(262,993)(e)	$(81,358)
Operating margin	16.6%	-24.0%(e)	-7.4%
Net income (loss)	$157,890	$(240,683)(f)	$(82,793)
Diluted net income per share	$0.73	$(1.13)(f)	$(0.40)
Fiscal 2002
Operating income	$273,475	$(222,975)(g)	$50,500
Operating margin	20.8%	-17.0%(g)	3.8%
Net income	$201,503	$(61,343)(h)	$140,160
Diluted net income per share	$0.92	$(0.28)(h)	$0.64
Fiscal 2003
Operating income	$399,834	$(56,602)(i)	$343,232
Operating margin	24.2%	-3.4%(i)	20.8%
Net income	$293,814	$49,220(j)	$343,034
Diluted net income per share	$1.39	$0.24(j)	$1.63
Fiscal 2004
Operating income	$476,919	$(56,592)(k)	$420,327
Operating margin	25.5%	-3.0%(k)	22.5%
Net income	$335,124	$(18,094)(l)	$317,030
Diluted net income per share	$1.67	$(0.09)(l)	$1.58

Continued on following page

NOTES

(a)	Pro forma operating income reflects adjustments for amortization of purchased software of $5.3 million and amortization of goodwill and purchased intangible assets of $84.6 million.

(b)	Pro forma net income reflects the adjustments in item (a) and adjustments for net gains on marketable securities of $579.2 million, net loss from discontinued operations of $2.2 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $1.48 per diluted share adjustment for the twelve months ended July 31, 1999.

(c)	Pro forma operating income reflects adjustments for amortization of purchased software of $7.0 million, amortization of goodwill and purchased intangible assets of $150.2 million and a charge for purchased research and development of $1.3 million.

(d)	Pro forma net income reflects the adjustments in item (c) and adjustments for net gains on marketable securities of $481.1 million, net loss from discontinued operations of $20.0 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.76 per diluted share adjustment for the twelve months ended July 31, 2000.

(e)	Pro forma operating income reflects adjustments for amortization of purchased software of $14.9 million, amortization of goodwill and purchased intangible assets of $247.8 million and a charge for purchased research and development of $0.2 million.

(f)	Pro forma net income reflects the adjustments in item (e) and adjustments for net losses on marketable securities of $98.1 million, net loss on divestiture of businesses of $15.3 million, net income from discontinued operations of $27.5 million, the cumulative effect of an accounting change of $14.3 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $1.13 per diluted share adjustment for the twelve months ended July 31, 2001.

(g)	Pro forma operating income reflects adjustments for amortization of purchased software of $7.1 million, amortization of goodwill and purchased intangible assets of $159.4 million, a loss on impairment of goodwill and intangible assets of $27.3 million, a charge for purchased research and development of $2.2 million and a loss on impairment of long-lived asset of $27.0 million.

(h)	Pro forma net income reflects the adjustments in item (g) and adjustments for net losses on marketable securities of $15.5 million, gain on divestiture of business of $8.3 million, net in$86.5 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.28 per diluted share adjustment for the twelve months ended July 31, 2002.

(i)	Pro forma operating income reflects adjustments for amortization of purchased software of $13.8 million, amortization of purchased intangible assets of $33.9 million and a charge for purchased research and development of $8.9 million.

(j)	Pro form net income reflects the adjustments in item (i) and adjustments for net gains on marketable securities of $10.9 million, net income from discontinued operations of $79.8 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.24 per diluted share adjustment for the twelve months ended July 31, 2003.

(k)	Pro forma operating income reflects adjustments for amortization of purchased software of $13.5 million, amortization of purchased intangible assets of $24.5 million and a loss on impairment of goodwill and purchased intangible assets of $18.7 million.

(l)	Pro form net income reflects the adjustments in item (k), adjustments for net gains on marketable securities of $1.7 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.09 per diluted share adjustment for the twelve months ended July 31, 2004.

INTUIT INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 9, 2004

The undersigned hereby appoints Stephen M. Bennett, Laura A. Fennell and Robert B. Henske, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:30 a.m. Pacific Standard Time on December 9, 2004, at Intuit’s offices at 2550 Garcia Avenue, Mountain View, California, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

INTUIT INC.
2550 GARCIA AVENUE
MOUNTAIN VIEW, CA 94043

Please date, sign and mail your
proxy card back as soon as possible!
Annual Meeting of Stockholders
INTUIT INC.
December 9, 2004
- Please detach and Mail in the Envelope Provided -

VOTE BY INTERNET- www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Intuit Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INTUIT	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTUIT INC.

The Board of Directors recommends that you vote FOR the election of all nominees for election to the Board of Directors and FOR proposals 2 and 3.

1.	ELECTION OF DIRECTORS. Nominees:

01) Stephen M. Bennett	06) Donna L. Dubinsky
02) Christopher W. Brody	07) Michael R. Hallman
03) William V. Campbell	08) Dennis D. Powell
04) Scott D. Cook	09) Stratton D. Sclavos
05) L. John Doerr

For	Withhold	For All
All	All	Except

☐	☐	☐

To withold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote On Proposals

		For	Against	Abstain

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2005;	☐	☐	☐

3.	Approve our 2005 Equity Incentive Plan;	☐	☐	☐

4.	Transact any other business that is properly presented at the Meeting or any adjournment or postponement of the Meeting.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.

	Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date